Exhibit 5.1

[LIME ENERGY CO. LETTERHEAD]

July 1, 2015

Lime Energy Co.

3 Convery Blvd., Suite 600

Woodbridge, New Jersey 07095

Re:                             Registration Statement on Form S-8 dated July 1, 2015

Lime Energy Co. 2015 Employee Stock Purchase Plan (the “Plan”)

Ladies and Gentlemen:

I am the general counsel of Lime Energy Co., a Delaware corporation (the “Company”) and have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 to register 100,000 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), issuable under the Plan.

I have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan. I also have examined and relied upon originals or copies of the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with other representatives of the Company all questions of fact that I have deemed necessary or appropriate. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all original documents submitted to me as certified or photostatic copies. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers of the Company.

I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

I express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal laws of the United States of America.

On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when issued by the Company pursuant to and in accordance with the Plans, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Anne Berg

Anne Berg
General Counsel